EXHIBIT 4.6

EXECUTION VERSION

TRUST AGREEMENT

OF

WF CARD ISSUANCE TRUST

THIS TRUST AGREEMENT is made as of February 24, 2020 (this “Trust Agreement”), by and between WF Card Funding, LLC (the “Depositor”) and Wilmington Trust, National Association, as Delaware trustee (the “Trustee”). The Depositor and the Trustee hereby agree as follows:

1. The trust created hereby shall be known as “WF Card Issuance Trust” (the “Trust”), in which name the Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued. The purpose of the Trust is, and the Trust, and the Depositor on behalf of the Trust, shall have power and authority, to engage in and carry out any lawful business, purpose, or activity for which a statutory trust may be formed under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”). The Trust may, and shall have power and authority to, and the Depositor on behalf of the Trust may, and shall have power and authority to, take any and all further actions as may be necessary, appropriate, proper, advisable, incidental, or convenient to, or in furtherance of, the foregoing purposes.

2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of one dollar ($1.00). Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under the Statutory Trust Act, and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State substantially in the form of Exhibit A attached hereto.

3. The Depositor and the Trustee will, and the Trustee is hereby authorized and empowered to, enter into an amended and restated trust agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated trust agreement, (i) the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law and (ii) the Depositor shall take or cause to be taken such actions as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise and the business and affairs of the Trust shall be managed exclusively by or under the direction of the Depositor. Notwithstanding the foregoing, the Trustee is authorized to take all actions which it is instructed to take by the Depositor pursuant to paragraph 5 below. The Trustee shall not be liable for the debts, obligations or liabilities of the Trust or for the acts or omissions of the Depositor or any person authorized by the Depositor or acting on behalf of the Depositor. The Trustee shall not have any duty or obligation under or in connection with this Trust Agreement or any document contemplated hereby, except as expressly provided by the terms of this Trust Agreement, and no implied duties or obligations shall be read into this Trust Agreement or any other document against the Trustee. The right of the Trustee to perform any discretionary act enumerated herein shall not be construed as a duty. The Trustee shall have no duty or liability to monitor or supervise the Depositor.

4. The Trust has full power, authority and authorization, and is hereby authorized, and the Depositor is hereby authorized, in its sole discretion on behalf of the Trust, from time to time, to prepare, accept, execute and deliver, or cause to be prepared, accepted, executed and delivered, any and all agreements, documents, certificates, papers, instruments and other writings as the Depositor deems desirable in connection with any of the foregoing.

5. The Trustee is authorized to take such action or refrain from taking such action under this Trust Agreement as it may be directed in writing by the Depositor from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or is contrary to the terms of this Trust Agreement or of any document contemplated hereby to which the Trust or the Trustee is a party or is otherwise contrary to law. If at any time the Trustee determines that it requires or desires guidance regarding the application of any provision of this Trust Agreement or any other document, or regarding compliance with any direction it receives hereunder, then the Trustee may deliver a notice to the Depositor requesting written instructions as to the course of action desired by the Depositor, and such instructions shall constitute full and complete authorization and protection for actions taken and other performance by the Trustee in reliance thereon. Until the Trustee has received such instructions after delivering such notice, it may refrain from taking any action with respect to the matters described in such notice.

6. The number of trustees of the Trust initially shall be one and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Statutory Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise satisfies the requirements of applicable law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty (30) days’ prior notice to the Depositor. If no successor has been appointed within such thirty day period, the Trustee may, at the expense of the Trust, petition a court of competent jurisdiction to appoint a successor trustee.

7. The Depositor hereby agrees to (i) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts); (ii) indemnify, defend and hold harmless the Trustee (including in its individual capacity) and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for Expenses to the extent such Expenses result from the willful misconduct, bad faith or gross negligence of such Indemnified Person; and (iii) advance to each such Indemnified Person Expenses (including reasonable fees and expenses of counsel) incurred by such Indemnified Person, in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Depositor of an undertaking, by or on behalf of such Indemnified Person, to repay such amount if a court of competent jurisdiction renders a final, nonappealable judgment that includes a specific finding of fact that such Indemnified Person is not entitled to be indemnified therefor under this paragraph 7. The obligations of the Depositor under this paragraph 7 shall survive the resignation or removal of the Trustee and shall survive the dissolution and termination of the Trust.

8. The Trust may be dissolved and terminated at the election of the Depositor prior to the execution and delivery of the amended and restated trust agreement referred to in paragraph 3 above, and upon written confirmation from the Depositor that the winding up of the Trust has been completed in accordance with this Trust Agreement and the Statutory Trust Act, the Trustee is authorized and empowered to execute and file a certificate of cancellation of the Trust as required by the Statutory Trust Act.

9. The Trust Agreement may be amended at any time by an agreement in writing signed by the Trustee and the Depositor. Any such amendment hereto shall be effective immediately upon such execution or adoption.

10. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (with regard to conflict of laws principles).

11. This Trust Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

WF CARD FUNDING, LLC, as Depositor

By:	/s/ Jennifer Madara
Name:	Jennifer Madara
Title:	Senior Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Dorri Costello
Name:	Dorri Costello
Title:	Vice President

[Signature Page to Trust Agreement (WF Card Issuance Trust)]

EXHIBIT A

FORM OF CERTIFICATE OF TRUST

WF CARD ISSUANCE TRUST

This Certificate of Trust of WF Card Issuance Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

(a) Name. The name of the statutory trust formed by this Certificate of Trust is WF Card Issuance Trust.

(b) Delaware Trustee. The name and business address of a trustee of the Trust having its principal place of business in the State of Delaware is WILMINGTON TRUST, NATIONAL ASSOCIATION, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Capital Markets.

This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee of the Trust.

By:

Name:
Title: